Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION AND PREFERENCES

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

EXOUSIA ADVANCED MATERIALS, INC.

Pursuant to and in accordance with Sections 3.053, 21.155 and 21.156 of the Texas Business Organization Code of the State of Texas, Exousia Advanced Materials, Inc., a Texas corporation (the “Corporation”), does hereby certify that, pursuant to the authority conferred on the Board of Directors by the Certificate of Formation of the Corporation, and pursuant and in accordance with Sections 3.053, 21.155 and 21.156 of the Texas Business Organization Code of the State of Texas, the Corporation adopted the following amendments to the Certificate of Designation and Preferences for Series A Convertible Preferred Stock, (the “Series A Preferred Stock”) that was filed with the Secretary of State of the State of Texas on January 15, 2010 (the “Certificate of Designation”).

1.           Name of filing entity.  The name of the filing entity is Exousia Advanced Materials, Inc.

2.           Type of filing entity.  The Corporation is a Texas for profit corporation.

3.           Amendments.

A.           This Certificate of Designation is hereby amended to decrease the number of shares of Series A Convertible Preferred Stock which the Corporation is authorized to issue from Ten Million (10,000,000) shares to Four Million (4,000,000) shares.

B.           Section 4(e)(2) of the Certificate of Designation is amended and restated to provide as follows:

“In case the outstanding shares of Common Stock are reduced by a reverse stock split or similar arrangement (but not the repurchase of shares of Common Stock by the Corporation) without the payment by the Corporation of any consideration (the “Interest Reduction”), the Conversion Rate in effect at the opening of business on the Issuance Date shall be adjusted by dividing the Conversion Rate by the quotient (the “Quotient”) of the number of shares of Common Stock outstanding at the close of business immediately prior to the Issuance Date divided by the number of shares of Common Stock which will be outstanding after the Interest Reduction.  For the purposes of this paragraph, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.”

4.           Adoption.  The Amendments set forth above have been approved in the manner required by the Texas Business Organizations Code and the governing documents by the Corporation.

IN WITNESS WHEREOF, Exousia Advanced Materials, Inc. has caused this certificate to be duly executed as of this 28th day of December, 2010.

EXOUSIA ADVANCED MATERIALS, INC. /s/ Robert Roddie By: Robert Roddie Title: CFO and COO